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Exhibit 10.1
                      Gensia Key Employees Incentive
                             Compensation Plan


The Gensia Incentive Compensation Plan is designed to offer incentive compensation to key employees by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Key Employees Incentive Compensation Plan will create an environment whichwill focus key employees on the achievement of objectives. Since cooperation between departments and employees will be required to achieve corporate objectives which will represent a significant portion of the Compensation Plan, the Plan should help foster improved team work and a more cohesive management team. The Company reserves the right to revise or discontinue the Plan at any time.
Key employees who may be eligible to participate in the Plan shall be selected in the sole descretion of the Company.

PURPOSE OF THE PLAN

The Gensia Key Employees Incentive Compensation Plan (the "Plan") is designed to:

     Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

     Encourage increased team work among all disciplines within the Company

     Reward those individuals who significantly impact corporate results

     Incorporate an incentive program in Gensia's overall compensation program to help attract and retain key employees

PLAN GOVERNANCE

The overall Plan will be governed by the Compensation Committee of the Board of Directors. The President and CEO of Gensia will be responsible for administration of the Plan. The Compensation Committee of the Board will be responsible for approving any incentive awards to officers of the Company and for determining and approving any incentive awards to the President and CEO.








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CORPORATE AND INDIVIDUAL PERFORMANCE

Prior to the beginning of the Plan year, the President and CEO will present to the Board a list of the overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives which will be approved by the responsible VP and by the President and CEO.

The Plan will call for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.

The relative weight between corporate and individual performance factors will vary based on levels within the organization. The weighting will be reviewed annually and be adjusted as necessary or appropriate. The weighting for 1996 will be as follows:

                                         CORPORATE           INDIVIDUAL

President and CEO                          100%

Vice-Presidents/
  Executive Directors                       75%                   25%

Directors                                   50%                   50%

TARGET AWARDS MULTIPLIER

Incentive awards will be determined by applying an "achievement multiplier" to the base salary of employees in the Plan. The following target award multipliers will be used in implementing the Plan:

               POSITION            TARGET AWARD MULTIPLIER

          President and CEO                      35%

          Vice-President/Officers                30%

          Division Vice-President/
            Executive Directors                  20%

          Directors                              15%


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The target award multiplier will be used to establish the target cash award at the beginning of each year. The target award multiplier will be equal to the actual award multiplier used at year end in situations where corporate and individual objectives have been met for the year.

PERFORMANCE MEASUREMENT

The following scale will be used to determine the actual award multiplier based upon measurement of corporate and individual performance. Separate payment multipliers will be established for both the individual and the corporate components of the annualaward. The same payment multiplier for the corporate component of each participant's annual award shall be used for all Plan participants in any given year.

PERFORMANCE CATEGORY                                     AWARD MULTIPLIER

1)   Performance for the year met or exceeded
     objectives or was excellent in view of prevailing
     conditions                                             100% to 125%

2)   Performance generally met the year's
     objectives or was very acceptable in view
     of prevailing conditions                                75% to 100%

3)   Performance for the year met some but
     not all objectives                                       25% to 75%

4)   Performance for the year was not acceptable
     in view of prevailing conditions                                 0%

CALCULATION OF AWARD

Example I shows a sample cash award calculation under the Gensia Incentive Compensation Plan. First, a total target award is calculated by multiplying the employee's base salary by the target award multiplier. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the award.

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At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate actual corporateperformance awards for all Plan participants. This is done by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier. The individual award multiplier, which is based on an individual's performance against his objectives, is used in the same way to calculate the actual individual performance award.

EXAMPLE I:  CASH AWARD CALCULATION

Position                                     Executive Director
Base Salary                                       $120,000
1994 Target Award Multiplier                            20%
1994 Target Award $                                $24,000

Target Award Components (based on Performance Factor Mix):

Target award based on Corporate performance (75%)   $18,000
Target award based on Individual performanc (25%)    $6,000

     ACTUAL 1996 CASH AWARD CALCULATION:

Assumed Payment Multipliers Based on
Assessment of Corporate and Individual Performance
     Corporate multiplier   75%  -  Performance generally met year's objectives
     Individual multiplier 125%  -  Performance generally exceeded objectives

1994 Cash Award:
     Corporate component -            $13,500 ($18,000 x 75%)
     Individual component -             7,500 ($6,000 x 125%)
                                      --------

          Total 1994 Cash Award       $21,000
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PAYMENT OF THE AWARD

Annual performance reviews will be completed by December 15 and payment of the Award will be made no later than January 31 after review and approval by the President and CEO and the Compensation Committee of the Board of Directors.